EXHIBIT 23.1

CONSENT OF INDEPENDENT  REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-58127, 333-125004 and 333-42366 on Form S-8 of our report dated July 10, 2007 relating to the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan appearing in this Annual Report on Form 11-K of Telephone and Data Systems, Inc. for the year ended December 31, 2006.

/s/McGladrey & Pullen, LLP
Deerfield, Illinois
July 10, 2007